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                                                                    Exhibit 99.2

GOLDEN, Colo., Feb. 14 -- Graphic Packaging International Corporation (NYSE:
GPK) today announced that its wholly owned subsidiary, Graphic Packaging Corporation, has agreed to privately place $300 million of 8 5/8% Senior Subordinated Notes due 2012. The placement of the notes is expected to close on February 28, 2002 and is conditional upon the successful closing of Graphic Packaging's new $450 million senior-secured bank credit facilities as well as customary closing conditions.

    Graphic Packaging intends to use the net proceeds of the note offering and the new credit facilities to refinance its existing bank credit facilities and its existing $50 million of 10% subordinated unsecured notes, to pay costs of the financings and for general corporate purposes.

    Commenting on the refinancing, Luis E. Leon, Chief Financial Officer, said, "The issuance of $300 million of 10-year Senior Subordinated Notes will give the Company a solid base of long-term, unsecured financing at an attractive fixed interest rate. Coupled with the new $450 million bank financing, it gives Graphic Packaging greater liquidity and flexibility and a more balanced capital structure with which to operate in the foreseeable future."

    The bank facilities are expected to consist of a $150 million 7-year term loan and a $300 million 5-year revolving credit facility, both with pricing options against LIBOR. Mr. Leon continued, "The existing bank facilities would have matured in about two years. Current market conditions make it possible to cost-effectively restructure these facilities concurrently with issuing the notes."

    "We are also pleased," said Mr. Leon, "that the Coors family trusts, who indirectly hold the $50 million of 10% subordinated notes issued in August 2001, were willing to be redeemed at par." The terms of these notes would normally require a 3% redemption premium at this time.

    The 8 5/8% Senior Subordinated Notes are being sold in the United States to qualified institutional buyers in reliance on Rule 144A, and outside the United States in compliance with Regulation S, under the Securities Act of 1933. The notes will not be registered under the Securities Act. Unless so registered, the notes may not be offered or sold in the United States except pursuant to an exemption from, or in a transaction not subject to, the registration requirements of the Securities Act and applicable state securities laws. This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of the notes in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state.

    Graphic Packaging is one of two leading North American manufacturers of folding cartons, and makes cartons for the food, beverage and other consumer products markets. The Company has 17 modern plants in North America. Its customers produce some of the most well recognized brand names in their markets.

    Forward Looking Statements

    Some statements in this release are forward looking and involve uncertainties that may cause actual results to be materially different from those stated or implied. Specifically, the senior subordinated note financing and the new bank term loan and revolver facilities might not close, the terms of the new bank credit facilities could change, or the Company may not realize the anticipated benefits of the refinancing transactions.